                                                                  EXHIBIT (m)(6)


                             NORTH AMERICAN FUNDS
                             --------------------
                               DISTRIBUTION PLAN
                               -----------------
                                CLASS B SHARES
                                --------------


AMENDMENT made this 16th day of December, 1997 to the Class B Share Distribution Plan (the "Plan"), adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940 by the North American Funds, a Massachusetts business trust (the "Fund"), with respect to the Class B shares of beneficial interest (the "Class B Shares") of the Fund's investment portfolios. In accordance with
Section 6 of the Plan, the Plan shall be extended to the following additional investment portfolio established by the Fund:

Emerging Growth Fund
Tax-Sensitive Equity Fund

The Amendment shall become effective with respect to the new portfolio in accordance with Section 6 of the Plan.